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                                   [SBA Logo]

                                      NEWS

                              FOR IMMEDIATE RELEASE

   SBA COMMUNICATIONS CORPORATION ANNOUNCES $300 MILLION FINANCING COMMITMENT

BOCA RATON, FLORIDA, April 26, 2001 (NASDAQ: SBAC) - SBA Communications Corporation today announced that its wholly-owned subsidiary, SBA Telecommunications, Inc., has received a commitment for a $300 million senior secured credit facility. The credit facility will be underwritten by Lehman Commercial Paper Inc., Barclays Bank PLC, Bankers Trust Company, Citibank, N. A. and Toronto Dominion (Texas), Inc. The credit facility will be used to provide financing for SBA's new tower builds, tower acquisitions, related activities and for general corporate purposes. The credit facility is subject to a number of customary closing conditions and is expected to close by June 30, 2001.

"We are very pleased with SBA's continued ability to access capital, particularly during these difficult times in the capital markets," stated Jeffrey A. Stoops, SBA's President. "The proceeds from the senior credit facility, together with our other resources, are expected to fund our current capital expenditure plans through the end of 2002. We believe there will be a number of attractive investment opportunities which will arise in this capital markets environment, and the new facility will provide us with plenty of flexibility and resources should we choose to pursue those opportunities."

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA's primary focus is the construction of new towers and acquisition of existing towers for its own account. Since it was founded in 1989, SBA has participated in the development of over 15,000 antenna sites in the United States.

For additional information, please contact Pamela J. Kline, Vice President, Investor Relations, at 561-995-7670.
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Information Concerning Forward-Looking Statements

This release contains forward-looking statements, including statements regarding the proposed closing date for the proposed credit facility and the sufficiency of the Company's resources to fund its 2002 plan. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in the Company's Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2000. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the proposed credit facility, a number of factors, including without limitation, general economic and capital markets conditions, the Company's ongoing financial condition and results of operations, and the lack of definitive documentation may affect the timing of consummation of the facility or whether such facility is ever finalized (of which there can be no assurance).